Exhibit 18

July 16, 2013

Level 3 Communications, Inc.
1025 Eldorado Blvd.
Broomfield, Colorado 80021

Ladies and Gentlemen:
We have been furnished with a copy of the quarterly report on Form 10-Q of Level 3 Communications, Inc. (the "Company") for the three months ended June 30, 2013, and have read the Company's statements contained in Note 1 to the condensed consolidated financial statements included therein. As stated in Note 1, the Company changed the date of its annual assessment of goodwill impairment from December 31 to October 1 and states that the change in method of applying the accounting principle is a preferable alternative as the new date of the assessment provides additional time prior to the Company's year-end to complete the goodwill impairment testing and report the results in its Annual Report on Form 10-K and is more closely aligned with the Company's strategic planning process. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2012, nor have we audited the information set forth in the aforementioned Note 1 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.
Very truly yours,

(Signed) KPMG LLP